Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Student Transportation Inc. Performance Share Grant Plan of our reports dated September 20, 2017, with respect to the consolidated financial statements of Student Transportation Inc. and the effectiveness of internal control over financial reporting of Student Transportation Inc. included in its Annual Report (Form 40-F) for the year ended June 30, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

October 4, 2017